Exhibit 99.1
Martin Midstream Partners L.P.’s Senior Management Tours Affected Facilities and
Announces No Significant Impact From Hurricane Rita
     KILGORE, TX – September 26, 2005 – Martin Midstream Partners L.P. (Nasdaq: MMLP) (“MMLP” or the “Partnership”) announced today it expects no significant impact on its operations as a result of Hurricane Rita. Prior to Hurricane Rita, as with Katrina, the partnership enacted its standard hurricane preparation protocol. This included a temporary suspension of various operating activities including certain terminalling and marine operations, as well as a total evacuation of employees in the path of Rita.
     After a tour on September 25, 2005, senior management observed no damage to its marine vessels and has concluded the impact to our storage and terminalling facilities was minimal. We fully expect to be operational at our affected locations within days awaiting our customers, namely area refineries and offshore E&P companies, to return to their normal operations. Although we may have disruptions at some of the partnership’s locations, we expect to service our customer base from other MMLP terminals.
About Martin Midstream Partners
     Martin Midstream Partners provides terminalling, marine transportation, distribution and midstream logistical services for producers and suppliers of hydrocarbon products and by-products, lubricants and other liquids. The Partnership also manufactures and markets sulfur-based fertilizers and related products and operates a sulfur storage and transportation business. MMLP operates primarily in the Gulf Coast region of the United States.
Forward-Looking Statements
     Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.
Contact: Robert D. Bondurant, Executive Vice President and Chief Financial Officer of MMLP’s general partner, Martin Midstream GP LLC, at (903) 983-6200.